SECURITIES AND EXCHANGE COMMISSION


                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                February 7, 2002
 -------------------------------------------------------------------------------
                (Date of Report, date of earliest event reported)



                               TREMONT CORPORATION
 -------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



  Delaware                        1-10126                    76-0262791
 -------------------------------------------------------------------------------
 (State or other                 (Commission                (IRS Employer
  jurisdiction of                File Number)               Identification
  incorporation)                                            Number)


                   1999 Broadway, Suite 4300, Denver, CO 80202
 -------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)



                                 (303) 296-5600
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              (Registrant's telephone number, including area code)


                                 Not Applicable
 -------------------------------------------------------------------------------
             (Former name or address, if changed since last report)

Item 5:  Other Events

     On February 7, 2002, the Registrant issued the press release attached hereto as Exhibit 99.1 which is incorporated herein by this reference. The Press Release at Exhibit 99.1 relates to an announcement by Registrant regarding Registrant's financial results for fourth quarter 2001.

     On February 7, 2002, the Registrant issued the press release attached hereto as Exhibit 99.2 which is incorporated herein by this reference. The Press Release at Exhibit 99.2 relates to an announcement by Registrant regarding Registrant's payment of a dividend for first quarter of 2002.

Item 7:    Financial Statements, Pro Forma Financial Information and Exhibits

      (c)  Exhibits

           Item No.   Exhibit List
           --------   ----------------------------------------------------------

           99.1       Press release dated February 7, 2002 issued by Registrant.

           99.2       Press Release dated February 7, 2002 issued by Registrant.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                   TREMONT CORPORATION
                                                   (Registrant)




                                                By: /s/ Joan H. Prusse
                                                    --------------------------
                                                    Joan H. Prusse
                                                    Assistant General Counsel
                                                         and Assistant Secretary




Date: February 7, 2002

                                                                   Exhibit 99.1
                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                              CONTACT:

Tremont Corporation                                 Mark A. Wallace
1999 Broadway, Suite 4300                           Vice President and
Denver, Colorado 80202                                Chief Financial Officer
                                                    (303) 296-5615


                   TREMONT REPORTS FOURTH QUARTER 2001 RESULTS

     DENVER, COLORADO . . . February 7, 2002 . . . Tremont Corporation ("Tremont" or the "Company") (NYSE: TRE) reported a net loss for the fourth quarter of 2001 of $21.6 million, or $3.48 per share, compared to net income of $4.1 million, or $.66 per diluted share, for the same quarter in 2000. For the year ended December 31, 2001, the Company reported a net loss of $.8 million, or $.13 per share, compared to net income of $9.2 million, or $1.43 per diluted share, for the year ended December 31, 2000.

     The Company's equity in losses of 39%-owned TIMET was $25.4 million in the fourth quarter of 2001 compared to a loss of $1.0 million in the fourth quarter of 2000. TIMET reported a net loss for the fourth quarter of 2001 of $72.0 million compared to a net loss in the fourth quarter of 2000 of $6.4 million.

     TIMET's sales of $116.5 million in the fourth quarter of 2001 were 9% higher than the year-ago period. The increase resulted principally from a 6% increase in mill product selling prices (expressed in U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods) and changes in product mix. In billing currencies (which exclude the effects of foreign currency translation), mill product selling prices also increased approximately 6% from the year-ago period. Melted product (ingot and slab) sales volume decreased 3% from year ago levels while selling prices increased 13%. As compared to the third quarter of 2001, mill product sales volume in the fourth quarter of 2001 decreased 3%, while selling prices expressed in U.S. dollars increased 1%. In billing currencies, mill product selling prices approximated third quarter levels. Melted product sales volume decreased 26% in the fourth quarter of 2001 as compared to the third quarter of 2001 while selling prices increased 2%.

     TIMET's backlog at the end of December 2001 was approximately $225 million compared to $315 million at the end of September 2001. The decline in the backlog principally reflects customers' reaction to the September 11 terrorist attacks, as many of TIMET's customers cancelled or deferred delivery of previously scheduled orders and the rate of new orders slowed significantly. Backlog at the end of December 2000 was $245 million.

     During the fourth quarter of 2001, TIMET recorded special charges aggregating $69.1 million. TIMET recognized a $61.5 million pre-tax charge for an other than temporary decline in the fair value of TIMET's investment in preferred securities of Special Metals Corporation. TIMET also recorded a $12.3 million charge to provide for a deferred tax asset valuation allowance related to its U.S. tax assets. Offsetting these two special charges was a reduction in the estimate of the amount of certain expenses previously recorded during 2001 ($4.2 million for incentive compensation and $.5 million for the estimated cost of the tungsten matter). The special charges are principally a result of (i) the significant downturn in the commercial aerospace industry that occurred in the fourth quarter following September 11, as well as the economic slowdown in the U.S. and other regions of the world, and (ii) TIMET's assessment of the potential effect of strategic and financial options Special Metals Corporation is currently considering, including efforts to restructure and/or modify the terms of certain debt agreements.

     The Company's equity in earnings of 20%-owned NL Industries was $7.5 million in the fourth quarter of 2001 compared to earnings of $7.2 million for the same quarter of 2000. NL Industries reported net income of $40.9 million in the fourth quarter of 2001 compared to net income of $37.3 in the fourth quarter of 2000.

     Operating income of NL's Kronos' titanium dioxide pigments business in the fourth quarter of 2001 was $35.9 million, which included $16.6 million of business interruption insurance proceeds related to losses incurred in prior 2001 quarters resulting from the previously reported fire at NL's Leverkusen sulfate process plant. Excluding this unusual item, operating income in the fourth quarter of 2001 was $19.3 million, a decrease of 58% compared with fourth quarter 2000 operating income of $46.0 million. The decrease in operating income was primarily due to lower average selling prices in billing currencies and lower production volumes.

     Kronos' average selling price in billing currencies (which excludes the effects of foreign currency translation) during the fourth quarter of 2001 was 12% lower than the fourth quarter of 2000 and 5% lower than the third quarter of 2001. Compared with the third quarter of 2001, selling prices in billing currencies were lower in all major markets. Kronos' fourth quarter 2001 average selling price expressed in U.S. dollars (computed using actual foreign currency exchange rates prevailing during the respective periods) was 10% lower than the fourth quarter of 2000 and 4% lower than the third quarter of 2001.

     Kronos' fourth quarter 2001 sales volume decreased 1% from the fourth quarter of 2000 and decreased 11% from the third quarter of 2001. Sales volume in the fourth quarter of 2001 decreased 6% in Europe compared with the fourth quarter of 2000, while North American and export volume increased moderately. Compared with the third quarter of 2001, sales volume decreased in all major markets.

     Fourth quarter 2001 production volume decreased 14% compared with fourth quarter 2000. Operating rates were 83% in the fourth quarter of 2001 compared with near full capacity in the same prior year period. Decreased production volume in the fourth quarter of 2001 was primarily due to scheduled maintenance stops and NL's decision to curtail production as demand remains soft.

     NL reached an agreement and settled the coverage claim involving the Leverkusen fire during the fourth quarter of 2001. As a result, NL recorded additional insurance recoveries in the fourth quarter of 2001 of $37.9 million ($28.4 million received as of December 31, 2001, with the remaining $9.5 million received in January 2002), of which $19.3 million related to business interruption and $18.6 million related to property damage, clean-up costs and other extra expenses. NL recognized an $11.6 million pre-tax gain in the fourth quarter of 2001 related to the property damage recovery after deducting $7.0 million of clean-up costs and other extra expenses incurred. No additional insurance recoveries related to the Leverkusen fire are expected to be received.

     During the fourth quarter of 2001, NL completed a restructuring of its German subsidiaries, and as a result NL recognized a $17.6 million net income tax benefit. This benefit related principally to a change in estimate of NL's ability to utilize certain German income tax attributes for which the benefit had not been previously recognized.

     The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. Corporate expenses increased in 2001 compared to 2000 primarily due to compensation related expenses. The Company's effective income tax rate varies from the U.S. federal statutory tax rate in part because the Company recorded charges of $10.8 and $7.1 million for the quarter and year ended December 31, 2001, respectively, to increase its deferred income tax asset valuation allowance, which increase related principally to the Company's investment in TIMET and its net operating loss carryforwards. The Company's effective tax rate also varies because a portion of the Company's equity in earnings of NL are tax-free to the extent the Company receives dividends from NL.

     The statements contained in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "could," "anticipates," "expects" or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are risks and uncertainties including, but not limited to, the cyclicality of TIMET's and NL's businesses, the sensitivity of TIMET's and NL's businesses to global industry capacity, the performance of aerospace manufacturers under their long-term purchase agreements with TIMET, the difficulty in forecasting demand for titanium products, global economic and political conditions, changes in product pricing and costs, the impact of long-term contracts with vendors on the ability to reduce or increase supply or achieve lower costs, operating interruptions, fluctuations in currency exchange rates, customer inventory levels, competitive technology positions, control by certain stockholders and possible conflicts of interest, uncertainties associated with new product development, the supply of raw materials and services, changes in raw material and other operating costs (including energy costs), possible increases in the cost of doing business resulting from war or terrorist activities, recoveries from insurance claims and the timing thereof, the ultimate resolution of pending or possible future litigation and legislative developments and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements. The Company's 2001 results are subject to completion of an audit and the filing of its Annual Report on Form 10-K.

     Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the titanium dioxide pigments business, conducted through NL, and in real estate development, conducted through The Landwell Company.


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



                               TREMONT CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS
                      (In millions, except per share data)

                                                              Quarter Ended                      Year Ended
                                                              December 31,                      December 31,
                                                      ------------------------------    ------------------------------
                                                          2001             2000             2001             2000
                                                          ----             ----             ----             ----
                    (Unaudited)

Equity in earnings (loss) of:
   TIMET                                              $    (25.4)      $     (1.0)      $     (9.2)      $     (8.6)
   NL Industries                                             7.5              7.2             21.0             28.3
   Other                                                      .2               .8               .6              1.6
                                                      -------------    -------------    -------------    -------------
                                                           (17.7)             7.0             12.4             21.3
Corporate expenses, net                                       .7               .1              5.8              1.9
Interest expense                                              .3               .3              1.2              1.2
                                                      -------------    -------------    -------------    -------------

   Income (loss) before taxes and
     minority interest                                     (18.7)             6.6              5.4             18.2

Income tax expense                                           2.9              2.2              6.2              8.1
Minority interest                                            -                 .2              -                 .5
                                                      -------------    -------------    -------------    -------------

   Income (loss) before extraordinary
      item                                                 (21.6)             4.2              (.8)             9.6

Equity in extraordinary losses of TIMET
   and NL - early extinguishments of debt                    -                (.1)             -                (.4)
                                                      -------------    -------------    -------------    -------------

   Net income (loss)                                  $    (21.6)      $      4.1       $      (.8)      $      9.2
                                                      =============    =============    =============    =============

Earnings (loss) per share:
   Basic:
     Before extraordinary item                        $    (3.48)      $     0.68       $     (.13)      $     1.54
     Extraordinary item                                     -                (.02)            -                (.07)
                                                      -------------    -------------    -------------    -------------
                                                      $    (3.48)      $     0.66       $     (.13)      $     1.47
                                                      =============    =============    =============    =============

   Diluted:
     Before extraordinary item                        $    (3.48)      $     0.66       $     (.13)      $     1.49
     Extraordinary item                                     -                -                -                (.06)
                                                      -------------    -------------    -------------    -------------
                                                      $    (3.48)      $     0.66       $     (.13)      $     1.43
                                                      =============    =============    =============    =============

Weighted average shares outstanding:
   Common shares                                             6.2              6.2              6.2              6.3
   Diluted shares                                            6.2              6.3              6.2              6.4


                                                                   Exhibit 99.2
                                  PRESS RELEASE



FOR IMMEDIATE RELEASE                                  CONTACT:

Tremont Corporation                                    Mark A. Wallace
1999 Broadway, Suite 4300                              Vice President and
Denver, Colorado  80202                                  Chief Financial Officer
                                                       303-296-5600


                  TREMONT DECLARES FIRST QUARTER 2002 DIVIDEND


     DENVER,  COLORADO . . . February 7, 2002 . . . Tremont  Corporation  (NYSE:
TRE) announced today that its board of directors, at its most recent meeting, declared a regular quarterly dividend of seven cents ($0.07) per share of common stock, payable on March 26, 2002 to stockholders of record as of the close of business on March 18, 2002.

     Tremont Corporation, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through Titanium Metals Corporation, the titanium dioxide business, conducted through NL Industries, Inc., and real estate development, conducted through The Landwell Company.


                                    o o o o o